EXHIBIT 99

Little Falls Bancorp, Inc.                 Contact:         Leonard G. Romaine
Little Falls, New Jersey                                    President
                                                            (973) 256-6100


                              For Immediate Release



           LITTLE FALLS BANCORP SHAREHOLDERS APPROVE MERGER AGREEMENT LITTLE FALLS BANCORP AND HUDSON UNITED BANCORP FIX EXCHANGE
                                      RATIO


         LITTLE FALLS, New Jersey, April 30, 1999 -- Little Falls Bancorp, Inc. (Nasdaq: LFBI) announced today that on April 27, 1999, its shareholders approved the proposed merger agreement between Little Falls and Hudson United Bancorp (which recently changed its name from HUBCO, Inc. and referred to in this press release by its Nasdaq trading symbol: "HUBC"). Approximately 68% of the outstanding shares approved the agreement.

         Furthermore, the exchange ratio to be used in the merger with HUBC has been set. Shareholders may elect to receive either cash or stock in the merger. If electing stock, each share of Little Falls common stock will be exchanged for
0.6408 shares of HUBC common stock. Alternatively, shareholders may elect to receive $20.64 cash for each share of Little Falls common stock. The final merger consideration received by each shareholder is subject to adjustment to ensure that the final consideration is 51% stock and 49% cash. Accordingly, shareholders may be denied their preference. The deadline for Little Falls shareholders to make an election regarding the consideration is 5:00 p.m. on May 17, 1999.

         It is anticipated that the merger will be effective at 4:00 p.m. (Eastern Standard Time) on Thursday, May 20, 1999. Listing of Little Falls common stock on Nasdaq will cease prior to the opening of the market on Friday, May 21, 1999.

         Little Falls Bancorp, Inc., headquartered in Little Falls, New Jersey, with its principal executive offices located in Little Falls, New Jersey, is a savings and loan holding company and the parent of Little Falls Bank. Little Falls Bank is a federally-chartered savings bank, having its principal place of business in Little Falls, New Jersey. Little Falls operates six banking offices, located in Little Falls, West Paterson, Glen Gardner, Milford, Alexandria Township and Baptistown, New Jersey.